ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                             TMI HOLDING CORPORATION

TMI Holding Corporation hereby amends its Articles of Incorporation as follows:

1.   The name of the corporation is TMI Holding Corporation.

2.   The text of each amendment adopted is:

     (a)  Article I is hereby amended to provide in its entirety as follows:

                                   "Article I

     The name of this corporation is Environmental Oil Processing Technology Corporation." and,

     (b) Article IV is hereby amended to provide in its entirety as follows:

                                   "Article IV

     The corporation is authorized to issue a total of 200,000,000 shares, which are all of the same class, to wit: no par value common stock, and when issued shall have unlimited voting rights and be entitled to receive the net assets of the corporation on dissolution. "

3. The foregoing amendment to Article IV provides for a reclassification of issued shares to the extent that it was adopted and is made in order to effectuate a two for one forward split of the corporations authorized and issued shares, which shall be implemented by the corporation's transfer agent (American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, Utah 84111), issuing a new form Company certificate representing two shares of its no par value common stock for each one share that is represented by such old form certificates as may be presented for registration of transfer in the ordinary course of business.

4.   The foregoing amendment was adopted on July 3, 2000.

5. The foregoing amendment was first proposed by the corporation's board of directors for submission to the shareholders, recommended by the board to the shareholders, and then adopted by the corporation's shareholders by Written Action of a majority of the shareholders effective July 3, 2000, and notice of the Written Action was mailed to the remaining shareholders of record on July 10, 2000.


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6.   The  corporation   had  35,000,058   shares  of  common  stock  issued  and
     outstanding on July 3, 2000, which shares were the corporation's only voting group, all of which were entitled to vote. Shareholders of record owning 21,206,009 shares of common stock signed the Written Consent.

     There were 21,206,009 shares authorizing the amendments, and no shareholders have objected or voted against the Written Action of Shareholders, which voting shares constitute 61% of the outstanding stock, and is sufficient for approval and adoption of the amendments to the Articles of Incorporation.

     Wherefore,  the  undersigned  officer  of TMI  Holding  Corporation  hereby
executes  and  files  these   Articles  of   Amendment,   pursuant  to  specific
authorization by its shareholders, on July 24, 2000.

                                                   /s/_________________________
                                                      N. Tod Tripple, President